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                                                                    EXHIBIT 16.1

                           [ERNST & YOUNG LETTERHEAD]


December 12, 2003


Securities and Exchange Commission
SECPS Letter File
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K/A, dated December 3, 2003, of Presidion Corporation and are in agreement with the statements contained in the first paragraph and the third through fifth paragraphs and a portion of the sixth paragraph on page two therein. We have no basis to agree or disagree with other statements of the registrant, including the last sentence of the sixth paragraph, contained therein.

Regarding the registrant's statement concerning the lack of internal control related to the bank reconciliation process and the timely preparation financial statements, included in the fifth and sixth paragraphs on page two therein, we had considered such matters in determining the nature, timing and extent of procedures performed in our audit of the registrant's 2002 financial statements.


                                           Very truly yours,

                                         /s/ Ernst & Young LLP